Exhibit 99.1

Alaska Communications Systems Reports Second Quarter 2010 Results

—EBITDA Increases 1.6% to $31.5 Million Compared to Second Quarter 2009—
—Wireline EBITDA Increases by 3.2% to $15.3 million—
—Cash Provided by Operating Activities Increases by 15% to $27.3 Million—
—In Second Quarter, Signed Enterprise Data Contracts Worth $5 Million Per Year—

ANCHORAGE, Alaska--(BUSINESS WIRE)--July 29, 2010--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its second quarter ended June 30, 2010.

“Since the first quarter, we have closed a large number of complex data sales to enterprise customers, and we have continued solid growth in mobile data users and data revenue, all while generating strong cash flow from operations. Notably, EBITDA grew in Q2 2010 versus year ago levels and versus Q1 2010 levels,” said Liane Pelletier, ACS president and chief executive officer.

“Enterprise data sales closed in Q2 2010 are the strongest ever generated at ACS, with the annual value of new data sales reaching $5 million, with revenue recognition to follow later this year. The new business wins come from demanding users of complex data across a range of target customer segments – federal agencies, health care, financial and more. Data comprised 88 percent of enterprise revenues in Q2, up from Q1, and a healthy mix shift as commodity pricing for carrier voice continues to compress,” continued Pelletier.

“Wireless gross adds and data revenues improved over this quarter last year, enabled by our more extensive 3G coverage and data-rich device lineup. The wireless business model continues to focus on financial returns, versus subscriber metrics. Retail postpaid subscribers continue to comprise 92 percent of the base. At the end of Q2, over 26 percent of the wireless postpaid customer base used an ACS data-intensive device, double the level a year ago and up from 23 percent at the end of Q1 2010. As a result, postpaid data ARPU grew to $10.77 from $9.34 last quarter and $7.83 a year ago. Sequential churn moderated somewhat in the quarter, but was heavily influenced by the migration of users in a large government customer to a competitor, which is expected to occur over a couple of quarters. ACS has a large set of wireless market strategies yet to unfold over the back half of 2010 that are intended to grow the quality base of target users and to stabilize the base overall,” noted Pelletier.

“Earlier today we also announced an investment in an Alaska IT services firm, TekMate, a high-performing technology services firm that enjoys mission-critical relationships with its clients. Through this investment, and enabled by TekMate services, ACS will enjoy expanded bandwidth and hosting revenues as business continuity and other solutions are sold to Alaska businesses. As the IT services portfolio evolves at TekMate, the fixed and mobile suite of assets at ACS will enable differentiated solutions for customers in Alaska and the Lower 48, and thereby drive success at both TekMate and ACS,” concluded Pelletier.

Financial Highlights: Second Quarter 2010 Compared to Second Quarter 2009

  Revenues of $84.5 million declined by $1.4 million, or 1.6 percent, from $85.9 million in the prior year.
    Enterprise revenue increased $0.1 million with higher data revenue of $1.1 million offset in part by a $0.7 million revenue decline from an expired capacity exchange agreement and a $0.3 million reduction in voice.
    Wireless declined modestly by $0.3 million with higher data revenue of $2.2 million and CETC of $0.6 million offset by a $3.3 million decline in wireless voice and device revenue.
  Legacy wireline revenue declined by $1.1 million with gains in ISP revenue offset by continued retail and local line losses.
  EBITDA of $31.5 million was up $0.5 million, or 1.6 percent, as compared to $31.0 million in the prior year.
    Wireline EBITDA increased by 3.2 percent to $15.3 million with gains in enterprise data and disciplined expense management driving an expansion in wireline EBITDA margins to 30.9 percent from 29.3 percent.
    Wireless EBITDA of $16.2 million was right in line with the prior year with gains in wireless data and disciplined expense management contributing to a modest expansion in wireless EBITDA margins to 46.4 percent from 46.0 percent.
  Net cash provided by operating activities of $27.3 million was up $3.6 million, or 15.2 percent, as compared to $23.7 million in the prior year.
  Net loss of $27.7 million, or $0.62 per share, compared to net income of $1.1 million, or $0.02 per share, in the prior year. Comparative performance was impacted by a non-cash charge of $29.7 million, or $0.67 per share, for income tax expense arising from potential losses the Company may incur related to an IRS audit of tax positions taken by the prior owners of Crest Communication Corporation (“Crest”). Crest was acquired by the Company in 2008 and the stock purchase agreement underlying the transaction provides for indemnification for the Company by the selling stockholders of Crest for potential tax exposures such as those raised by the IRS audit. Possible contingent gains arising from the Company’s indemnification rights would be recognized upon settlement with the selling stockholders of Crest.

“We are satisfied that through basic tax planning and our indemnification rights from the selling stockholders of Crest, we can ensure that there is no adverse impact to ACS’ future cash flows arising from the IRS audit. Additionally, we continue to expect that ACS will not be a significant cash tax payer until after 2015,” said David Wilson, ACS executive vice president and chief financial officer.

Metric Highlights

  Total retail wireless customer base ARPU increased to $66.13 from $64.72 in the first quarter.
  Postpaid wireless data ARPU increased by 15 percent sequentially to $10.77.
  Total wireless subscriber churn was 2.8 percent compared to 3.1 percent in the first quarter. Subscribers decreased by 3,662 to 126,822 with 60 percent, or 2,190 of the decline, attributable to the loss of subscribers associated with a large government contract that moved to a competitor and to the loss of subscribers using a subsidized service called lifeline.
  DSL lines decreased by 533 to 45,933 while ISP ARPU increased by 2.2 percent to $37.17.
  Retail access lines declined by only 861 in a quarter where ACS turned down 481 payphone lines as part of a business rationalization initiative; performance reflects business wins and residential mix shifts from wholesale to retail. The quarter ended with 159,968 retail access lines.
  Total local access lines decreased by 3,285 to 178,008.

“The execution, focus and discipline that is required to successfully manage margins was again evident in our second quarter financial results. Generating organic EBITDA growth in wireline, which increased by 3.2 percent over the prior period, separates ACS from LECs and we are positioned to enjoy future growth as we exit the quarter with a large contract backlog for enterprise data,” said Wilson.

“Our EBITDA performance contributed to strong cash from operations, up 15 percent from a year ago to a record second-quarter level of $27.3 million. Operating cash flows improved our liquidity position; cash on hand grew $5.6 million to $13.8 million and we paid down the remaining revolver draw of $5 million,” concluded Wilson.

2010 Business Outlook

As previously reported 2010 ACS expects:

  Its dividend payout ratio to be comfortably below the 70-75% target set by the board;
  EBITDA to modestly exceed 2009 levels;
  Capital expenditures to be below 2009, at approximately $36 million; and
  To incur $29 million in net cash interest expense.

ACS is updating its directional guidance for revenue. With revenue from its recent enterprise data wins working their way through the delivery pipeline, ACS now expects year over year growth in revenues to recommence in the fourth quarter of 2010. Year over year revenue growth in the fourth quarter is not, however, expected to offset revenue differences in the first three quarters of 2010. As a result 2010 revenues are expected to be slightly below 2009 levels rather than in line with 2009 levels.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 1-800-762-8795 to access the conference call. Parties outside the United States and Canada can access the call at 1-480-629-9772. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Thursday, August 5, 2010 at midnight ET. To hear the replay, parties in the United States and Canada can call 1-800-406-7325 and enter pass code 4331119. Parties outside the United States and Canada can call 1-303-590-3030 and enter pass code 4331119.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2010. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the highly competitive markets in which both our wireline and wireless segments operate; continuing adverse national economic conditions, including continuing instability in the U.S. capital markets and overall investment activity; adverse local economic conditions, including any prolonged downturn in the Alaska oil and gas or tourism markets, changes in capital requirements, unexpected losses, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company's ability attract sufficient customers and volume to its products and services, including those designed to generate sufficient returns on its large-scale fiber optic investments and construction projects; disruption of the company’s suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in revenue from Universal Service Funds; unforeseen changes in public policies or accounting policies; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009 (a)	2010	2009 (a)

Total operating revenues	$84,532	$85,902	$166,979	$171,943

Operating expenses:
Cost of services and sales	32,067	34,225	64,466	66,568
Selling, general & administrative	22,052	21,821	42,822	44,482
Depreciation and amortization	18,607	17,631	37,368	36,060
(Gain) loss on disposal of assets, net	-	19	(488)	469
Total operating expenses	72,726	73,696	144,168	147,579

Operating income	11,806	12,206	22,811	24,364

Other income and expense:
Interest expense	(8,096)	(10,302)	(16,844)	(18,642)
Interest income	9	17	23	51
Total other income and expense	(8,087)	(10,285)	(16,821)	(18,591)

Income before income tax	3,719	1,921	5,990	5,773

Income tax expense	(31,392)	(832)	(32,393)	(2,534)

Net income (loss)	$(27,673)	$1,089	$(26,403)	$3,239

Net income (loss) per share
Basic	$(0.62)	$0.02	$(0.59)	$0.07
Diluted	$(0.62)	$0.02	$(0.59)	$0.07

Weighted average shares outstanding:
Basic	44,570	44,195	44,532	43,972
Diluted	44,570	44,651	44,532	44,609

(a) Revenue for the three and six months ended June 30, 2009 has been reduced to reflect the correction of an immaterial error of $117 and $234, respectively. The impact to net income for the three and six months ended June 30, 2009 was $69 and $138, respectively.

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	June 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$13,810	$6,271
Restricted cash	4,888	5,843
Accounts receivable-trade, net of allowance of $7,440 and $6,066	40,041	35,414
Materials and supplies	6,727	7,109
Prepayments and other current assets	4,050	4,489
Deferred income taxes	15,156	13,814
Total current assets	84,672	72,940

Property, plant and equipment	1,421,196	1,416,359
Less: accumulated depreciation and amortization	(994,169)	(965,470)
Property, plant and equipment, net	427,027	450,889

Non-current investments	455	855
Goodwill	8,850	8,850
Intangible assets	21,413	21,517
Debt issuance costs	4,673	5,960
Deferred income taxes	77,059	113,994
Other assets	3,202	293
Total assets	$627,351	$675,298

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$762	$793
Accounts payable, accrued and other current liabilities	59,398	68,651
Advance billings and customer deposits	9,469	9,351
Total current liabilities	69,629	78,795

Non-current obligations, net	539,306	538,557
Other long-term liabilities	29,738	27,906
Total liabilities	638,673	645,258
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	446	445
Additional paid in capital	182,157	198,979
Accumulated deficit	(183,875)	(157,472)
Accumulated other comprehensive loss	(10,050)	(11,912)
Total stockholders' equity	(11,322)	30,040

Total liabilities and stockholders' equity	$627,351	$675,298

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Cash Flows from Operating Activities:
Net income (loss)	$(27,673)	$1,089	$(26,403)	$3,239
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	18,607	17,631	37,368	36,060
Amortization of debt issuance costs and debt discount	1,870	1,745	3,700	3,453
Stock-based compensation	1,030	1,164	1,478	2,565
Deferred income taxes	34,122	850	35,061	2,534
Provision for uncollectible accounts	1,170	1,020	1,942	2,070
Other non-cash expenses	104	225	(112)	1,018
Changes in operating assets and liabilities	(1,929)	(17)	(8,756)	757
Net cash provided by operating activities	27,301	23,707	44,278	51,696

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(8,857)	(13,865)	(14,047)	(20,673)
Change in unsettled construction and capital expenditures	581	238	(4,648)	(12,104)
Change in unsettled acquisition costs	-	(250)	-	(250)
Net change in restricted accounts	700	5,247	955	13,806
Net change in non-current investments	400	-	400	-
Net cash used by investing activities	(7,176)	(8,630)	(17,340)	(19,221)

Cash Flows from Financing Activities:
Repayments of long-term debt	(5,178)	(13,802)	(12,362)	(26,965)
Proceeds from the issuance of long-term debt	-	13,500	12,000	21,500
Payment of cash dividend on common stock	(9,595)	(9,506)	(19,171)	(18,912)
Payment of withholding taxes on stock-based compensation	(7)	(225)	(192)	(1,567)
Proceeds from issuance of common stock	259	321	326	322
Net cash used by financing activities	(14,521)	(9,712)	(19,399)	(25,622)

Change in cash and cash equivalents	5,604	5,365	7,539	6,853

Cash and cash equivalents, beginning of period	8,206	2,814	6,271	1,326

Cash and cash equivalents, end of period	$13,810	$8,179	$13,810	$8,179

Supplemental Cash Flow Data:
Interest paid	$4,783	$7,048	$14,055	$17,624
Income taxes paid, net of refunds	$102	$-	$36	$-

Supplemental Noncash Transactions:
Property acquired under capital leases	$-	$601	$1	$660
Dividend declared, but not paid	$9,606	$9,622	$9,606	$9,622
Additions to ARO asset	$31	$-	$50	$3

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009 (a)	2010	2009 (a)

Net cash provided by operating activities	$27,301	$23,707	$44,278	$51,696
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(18,607)	(17,631)	(37,368)	(36,060)
Amortization of debt issuance costs and debt discount	(1,870)	(1,745)	(3,700)	(3,453)
Stock-based compensation	(1,030)	(1,164)	(1,478)	(2,565)
Deferred income taxes	(34,122)	(850)	(35,061)	(2,534)
Provision for uncollectible accounts	(1,170)	(1,020)	(1,942)	(2,070)
Other non-cash expenses	(104)	(225)	112	(1,018)
Changes in operating assets and liabilities	1,929	17	8,756	(757)
Net income (loss)	$(27,673)	$1,089	$(26,403)	$3,239
Add (subtract):
Interest expense	8,096	10,302	16,844	18,642
Interest income	(9)	(17)	(23)	(51)
Depreciation and amortization	18,607	17,631	37,368	36,060
(Gain) loss on disposal of assets	-	19	(488)	469
Gift of services	69	-	69	-
Income tax expense	31,392	832	32,393	2,534
Stock-based compensation	1,030	1,164	1,478	2,565
EBITDA	$31,512	$31,020	$61,238	$63,458

(a) The correction of a prior period immaterial error in revenue resulted in a decrease in EBITDA of $117 and $234, for the three and six months ended June 30, 2009, respectively.

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, gift of services, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF OPERATING REVENUE AND EBITDA MARGIN BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009 (a)	2010	2009 (a)
Operating Revenue
Retail	$20,720	$21,071	$41,362	$42,513
Wholesale	2,428	2,917	5,032	5,959
Access	14,666	14,980	29,666	30,234
Enterprise	11,800	11,717	23,517	22,800
Wireline	49,614	50,685	99,577	101,506
Wireless	34,918	35,217	67,402	70,437
Total operating revenue	$84,532	$85,902	$166,979	$171,943

Wireline EBITDA
Operating revenue	$49,614	$50,685	$99,577	$101,506
Operating expenses (exclusive of depreciation)	(35,278)	(36,895)	(70,306)	(73,758)
Gift of services	69	-	69	-
Stock-based compensation	910	1,043	1,306	2,295
Wireline EBITDA	$15,315	$14,833	$30,646	$30,043

EBITDA Margin	30.9%	29.3%	30.8%	29.6%

Wireless EBITDA
Operating revenue	$34,918	$35,217	$67,402	$70,437
Operating expenses (exclusive of depreciation)	(18,841)	(19,151)	(36,982)	(37,292)
Stock-based compensation	120	121	172	270
Wireless EBITDA	$16,197	$16,187	$30,592	$33,415

EBITDA Margin	46.4%	46.0%	45.4%	47.4%

(a) The correction of a prior period immaterial error in access revenue resulted in a decrease in Wireline revenue and EBITDA of $117 and $234, for the three and six months ended June 30, 2009, respectively.

				Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009 (a)	2010	2009 (a)

Investment in construction and capital	$8,857	$13,865	$14,047	$20,673

Capitalized interest	(359)	(325)	(902)	(2,481)

Investment in construction and capital, net of capitalized interest	$8,498	$13,540	$13,145	$18,192

Growth	-	6,207	-	6,852

Maintenance and other	8,498	7,291	13,082	10,777

Capital funded by the selling shareholders of Crest	-	42	63	563

Investment in construction and capital, net of capitalized interest	$8,498	$13,540	$13,145	$18,192

			Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	June 30,	March 31,	June 30,
	2010	2010	2009
Wireline:

Retail
Local	159,968	160,829	169,548
Quarterly growth rate in retail local telephone access lines	-0.5%	-1.9%	-1.1%
Average monthly revenue per subscriber for the quarter	$18.18	$18.13	$19.66

Long Distance
Long distance subscribers	59,717	60,356	61,807
Average monthly retail revenue per subscriber for the quarter	$18.66	$18.20	$19.84

Internet
DSL subscribers	45,933	46,466	46,845
Dial-up subscribers	4,951	5,154	6,743
	50,884	51,620	53,588

Average monthly DSL & dial-up revenue per subscriber for the quarter	$37.17	$36.36	$34.04

Wholesale
Resale access lines	4,647	6,238	7,815
UNE lines	13,393	14,226	16,978
	18,040	20,464	24,793

Quarterly growth rate in wholesale local access lines	-11.8%	-5.4%	-3.7%
Average monthly revenue per subscriber for the quarter	$31.50	$30.66	$29.23

Wireless:

Wireless subscribers	126,822	130,484	142,028
Average monthly churn for the quarter	2.8%	3.1%	2.0%
Average monthly revenue per retail subscriber for the quarter (a)	$66.13	$64.72	$62.61

(a)	CETC added $15.57 to wireless retail ARPU in the second quarter of 2010, $15.08 in the first quarter of 2010, and $12.70 in the second quarter of 2009.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson
907-564-7556
investors@acsalaska.com